                                                                    EXHIBIT 12.2

                          U.S. BANCORP AND SUBSIDIARIES
                                 CAPITAL RATIOS

                                                                            March 31,
                                                                 ------------------------------
                                                                    1996                1995
                                                                 -----------        -----------
                                                                          (In Thousands)


Total assets as reported                                         $31,557,245        $30,095,673
Shareholders' equity as reported                                   2,638,997          2,576,687
Tier 1 capital                                                     2,466,157          2,386,836
Total capital                                                      3,440,470          3,089,443
Weighted risk assets                                              29,877,505         26,821,884
Adjusted quarterly average assets                                 30,950,275         29,486,719

Ratios
Tier 1 capital to weighted risk assets                                  8.25%              8.90%
Total capital to weighted risk assets                                  11.52%             11.52%
Tier 1 capital to adjusted average assets (leverage ratio)              7.97%              8.09%









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